                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Whirlpool Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                        [LOGO OF WHIRLPOOL CORPORATION]

                             WHIRLPOOL CORPORATION


                                                      Administrative Center
                                                         2000 North M63
                                             Benton Harbor, Michigan 49022-2692

To Our Stockholders:

The annual meeting of stockholders will be held on Tuesday, April 15, 1997, at 9:30 A.M., Chicago time, at The Assembly Room (8th floor) of Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois. You are cordially invited to be present at the meeting.

At this meeting, stockholders will vote on the election of four directors and will transact any other business that may properly come before the meeting.

A stockholder may revoke a proxy at any time prior to the voting thereof by filing with the Secretary of the Company a written revocation or duly executed form of proxy bearing a later date or by voting in person at the meeting.

Whether or not you expect to attend the meeting, please complete and return the enclosed proxy. The prompt return of your proxy will be appreciated as it will save further mailing expense. Proxies of stockholders who attend the meeting and vote in person will not be voted.

Your vote is important and much appreciated!

/s/ David R. Whitwam

DAVID R. WHITWAM
Chairman of the Board
and Chief Executive Officer                                      March 14, 1997

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at The Assembly Room (8th floor) of Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, on Tuesday, April 15, 1997, at 9:30 A.M., Chicago time, for the following purposes:

  1.  to elect four persons to the Company's Board of Directors; and

  2.  to transact such other business as may properly come before the meeting.

By Order of the Board of Directors


/s/ DANIEL F. HOPP
DANIEL F. HOPP
Vice President,
General Counsel and Secretary

March 14, 1997

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Whirlpool Corporation (the "Company") for the Annual Meeting of stockholders to be held on April 15, 1997. Only stockholders of record at the close of business on March 3, 1997 are entitled to notice of, and to vote at, the meeting. The Company had 74,842,729 outstanding shares of Common Stock as of the close of business on March 3, 1997. The Company has no other voting securities. Stockholders are entitled to one vote per share on each matter. Under a policy adopted by the Board of Directors, the votes of all stockholders are to be kept permanently confidential and not disclosed except when disclosure is required by law, when a stockholder expressly consents to disclosure or when the proponent filing the opposition statement in a contested election does not agree to abide by this policy. This proxy statement and the accompanying proxy form are first being mailed to stockholders on or about March 14, 1997.

If the accompanying proxy form is signed and returned, the shares it represents will be voted as directed on the proxy form. In the absence of direction, it is intended that such shares will be voted FOR the nominees named herein.

A stockholder may revoke a proxy at any time prior to the voting thereof by submitting to the Secretary of the Company a written revocation or duly executed form of proxy bearing a later date or by voting in person at the meeting.

The four directors to be elected at the Annual Meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Votes may be cast for or withheld from each nominee, but a withheld vote will have no effect on the outcome of the election.

DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

The Board of Directors of the Company (the "Board") is presently composed of two classes of three and one class of five directors. One class is elected each year for a term expiring at the annual meeting in the third year after its election. This year, there are four nominees standing for election. The nominees for reelection this year are Kathleen J. Hempel, Arnold G. Langbo and Philip L. Smith. Mr. Gary T. DiCamillo is being nominated for election; as a result, the size of the Board shall be increased from eleven to twelve, subject to the election of Mr. DiCamillo to the Board by the stockholders.


                               ----------------

NOMINEES FOR A TERM TO EXPIRE IN 2000

GARY T. DI CAMILLO, 45, Chairman of the Board and Chief
Executive Officer of Polaroid Corp. (photographic
products).
                                                             [PHOTO OF GARY T.
                                                             DI CAMILLO APPEARS
                                                             HERE]
                               ----------------

KATHLEEN J. HEMPEL, 46, Vice Chairman and Chief
Financial Officer of Fort Howard Corporation (paper products). Director of the Company since 1994.
                                                             [PHOTO OF KATHLEEN
                                                             HEMPEL APPEARS
                                                             HERE]

                               ----------------

ARNOLD G. LANGBO, 59, Chairman of the Board and Chief
Executive Officer of Kellogg Company (cereal products).
Director of the Company since 1994 and director of Johnson & Johnson.
                                                            [PHOTO OF ARNOLD G.
                                                            LANGBO APPEARS
                                                            HERE]

                               ----------------

PHILIP L. SMITH, 63, former Chairman of the Board and
Chief Executive Officer of The Pillsbury Company
(consumer foods and beverages and other products).
Director of the Company since 1982 and director of ECO
Lab Corporation and U.S. Trust Corporation.
                                                            [PHOTO OF PHILIP L.
                                                            SMITH APPEARS HERE]

                               ----------------

DIRECTORS WHOSE TERM EXPIRES IN 1999

WILLIAM D. MAROHN, 56, Vice Chairman of the Company.
Director of the Company since 1992 and director of Rubbermaid, Inc.
                                                            [PHOTO OF WILLIAM D.
                                                            MAROHN APPEARS HERE]

                               ----------------

MILES L. MARSH, 49, Chairman of the Board and Chief
Executive Officer of James River Corporation (consumer paper products). Director of the Company since 1990 and director of GATX Corporation and Dean Witter, Discover
& Co.
                                                            [PHOTO OF MILES L.
                                                            MARSH APPEARS HERE]

                               ----------------

PAUL G. STERN, 58, Partner, Thayer Capital Partners,
L.L.P. (private investment company). Director of the Company since 1990 and director of The Dow Chemical
Company and LTV Steel Corporation.
                                                            [PHOTO OF PAUL G.
                                                            STERN APPEARS HERE]

                               ----------------

DIRECTORS WHOSE TERM EXPIRES IN 1998

ROBERT A. BURNETT, 69, director and former Chairman of
the Board of Meredith Corporation (publishing,
television broadcasting and residential real estate
marketing and franchising; retired 1992). Director of
the Company since 1980 and director of ITT Corporation,
ITT Hartford Group, Inc., ITT Industries and
MidAmerican Energy Holdings Company.
                                                           [PHOTO OF ROBERT A.
                                                           BURNETT APPEARS
                                                           HERE]
                               ----------------

HERMAN CAIN, 51, Chairman of the Board of Godfather's
Pizza, Inc. and Chief Executive Officer and President,
National Restaurant Association (food service industry). Director of the Company since 1992, director of Nabisco Holdings Corp., SUPERVALU, INC. and
UtiliCorp United, Inc.
                                                           [PHOTO OF HERMAN CAIN
                                                           APPEARS HERE]

                               ----------------

ALLAN D. GILMOUR, 62, former Vice Chairman of Ford
Motor Company (cars and trucks, related parts and accessories and financial services; retired 1995).
Director of the Company since 1990 and director of The
Dow Chemical Company, DTE Energy Company, The
Prudential Insurance Company of America and US WEST,
Inc.
                                                           [PHOTO OF ALLAN D.
                                                           GILMOUR APPEARS HERE]

                               ----------------

JANICE D. STONEY, 56, former Executive Vice President,
US WEST Communications Group, Inc. (telecommunications products and services; retired 1992). Director of the Company since 1987 (except for part of 1994 during a bid for political office) and director of Premark
International, Inc. and Guarantee Life Company.
                                                           [PHOTO OF JANICE D.
                                                           STONEY APPEARS HERE]

                               ----------------

DAVID R. WHITWAM, 55, Chairman of the Board and Chief
Executive Officer of the Company. Director of the Company since 1985 and director of PPG Industries, Inc.
                                                           [PHOTO OF DAVID R.
                                                           WHITWAM APPEARS HERE]

                               ----------------


The directors have served their respective companies indicated above in various executive or administrative positions for at least the past five years, except for Messrs. DiCamillo, Marsh and Dr. Stern. From 1987 through 1995, Mr. DiCamillo served in various capacities at Black & Decker Corp. (household and commercial hardware products, including power tools and accessories and other products and services), including as President, Worldwide Power Tools and Accessories. Mr. Marsh was Chairman and Chief Executive Officer of Pet Incorporated ("Pet"), a producer of specialty foods, until it was acquired by The Pillsbury Company, a subsidiary of Grand Metropolitan PLC, in February 1995. Until October 1995, Mr. Marsh was employed by Pet as a special advisor on the integration of Pet with Pillsbury. Dr. Stern served as a director of and in various other capacities, including as Chairman, President and Chief Executive Officer with Northern Telecom Limited (telecommunications equipment and integrated office systems) until July 1994. Dr. Stern served as a special partner of Forstmann Little & Co. from October 1993 until January 1996.

BOARD OF DIRECTORS

The Board held seven meetings during 1996. During 1996, each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.

The Audit Committee (Mr. Marsh (Chair), Ms. Hempel, Ms. Stoney and Dr. Stern) annually recommends independent public accountants for appointment by the Board as auditors of the Company and certain of its majority-owned subsidiaries, makes recommendations to the Board on the auditing process, control systems and compliance matters and examines and makes recommendations to the Board concerning the scope of audits and audit engagements. The Audit Committee held four meetings in 1996.

The Human Resources Committee (Messrs. Burnett (Chair), Gilmour and Langbo and Dr. Stern) determines the terms of employment of the Company's officers, determines the terms and recipients of awards under the Company's 1996 Omnibus Stock and Incentive and Performance Excellence Plans and makes recommendations to the Board with respect to the Company's compensation plans and policies. This committee held six meetings in 1996.

The Corporate Governance Committee (Messrs. Smith (Chair), Burnett, Cain and Langbo) reviews with the Chairman of the Board recommendations concerning board committee assignments and, with input from all Board members, the effectiveness of overall governance practices and guidelines. This Committee also considers new nominees proposed for the Board and will consider individuals whose names are sent to the Committee (in care of the Chairman of the Board) by stockholders in accordance with the provisions set forth in the Company's By-laws. This committee held two meetings in 1996.

SECURITY OWNERSHIP

The following table presents the beneficial ownership of the only persons known by the Company to beneficially own more than 5% of its Common Stock, based upon statements on Schedule 13G filed by such persons through March 3, 1997 with the Securities and Exchange Commission. Such persons have reported shared voting and dispositive power with respect to all such shares.

      NAME AND ADDRESS OF                     SHARES                        PERCENT OF
        BENEFICIAL OWNER                BENEFICIALLY OWNED                    CLASS
      -------------------               ------------------                  ----------
 FMR Corp                                    5,228,753                         7.0%
 82 Devonshire Street
 Boston, MA 02109-3614
 INVESCO, PLC                                7,195,929                         9.7%
 11 Devonshire Square
 London EC2M 4YR
 England
 Merrill Lynch & Co., Inc.                   3,919,980                         5.3%
 800 Scudders Mill Road
 Plainsboro, NJ 08536
 Scudder, Stevens & Clark, Inc.              3,753,817                         5.1%
 Two International Plaza
 Boston, MA 02110-4103

The following table reports beneficial ownership of Common Stock by each director, nominee for director, the Chief Executive Officer and the four other most highly compensated executive officers, and all directors and executive officers of the Company as a group, as of February 6, 1997. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct voting of such shares or to dispose or direct the disposition of such shares.

                                      SHARES    SHARES UNDER
                                   BENEFICIALLY EXERCISABLE
                                     OWNED(1)    OPTIONS(2)   TOTAL  PERCENTAGE
                                   ------------ ------------ ------- ----------
Robert A. Burnett                      4,679        1,800      6,479     *
Herman Cain                            1,706        1,800      3,506     *
John P. Cunningham                    32,000        6,000     38,000     *
Gary T. DiCamillo                          0            0          0     *
Allan D. Gilmour                       4,000        2,400      6,400     *
Ralph F. Hake                         18,283       28,460     46,743     *
Kathleen J. Hempel                     2,000          600      2,600     *
Ronald L. Kerber                      33,147       36,800     69,947     *
Arnold G. Langbo                       2,054          600      2,654     *
William D. Marohn                     70,362       60,640    131,002     *
Miles L. Marsh                         4,176        1,800      5,976     *
Philip L. Smith                        2,737        3,000      5,737     *
Paul G. Stern                          3,600        1,800      5,400     *
Janice D. Stoney                       2,300        3,000      5,300     *
David R. Whitwam                     174,240      123,300    297,540     *
All directors and executive
 officers as a group (18 persons)    433,976      365,800    799,776    1.1%

--------
*  Represents less than 1% of the outstanding Common Stock.
(1) Does not include shares subject to currently exercisable options, which information is set forth separately in the second column. Also, does not include 1,199,484 shares (as of December 31, 1996) held by the Whirlpool Savings Trust (approximately 1,171 of which are held for the accounts of executive officers). Three individuals serve as trustees with shared voting and investment powers.
(2) Includes shares subject to options which will become exercisable within 60 days.

EXECUTIVE COMPENSATION

The table below provides a summary of annual and long-term compensation for the last three years of the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                    SUMMARY COMPENSATION TABLE (1994-1996)

                                                             ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                                             -------------------      -------------------------------------
                                                                                        AWARDS      PAYOUTS
                                                                              OTHER   ----------    -------     ALL OTHER
                                                                              ANNUAL                 LTIP        COMPEN-
       NAME               PRINCIPAL POSITION        YEAR  SALARY    BONUS     COMP.   OPTIONS(#) PAYOUTS($)(1) SATION($)(2)
       ----               ------------------        ---- -------- ----------  ------  ---------- ------------- ------------
David R. Whitwam    Chairman and Chief              1996 $925,000 $  475,000  $-0-      70,000    $   81,600     $17,004
                     Executive Officer              1995  900,000    550,000   -0-      45,000       578,493      17,004
                                                    1994  850,000  1,500,000   -0-      40,000     1,072,142      16,735
William D. Marohn   Vice Chairman                   1996  533,333    227,000   -0-      29,000        40,800       1,710
                    President and Chief             1995  481,250    204,600   -0-      22,000       266,636       1,548
                     Operating Officer(3)           1994  448,750    381,500   -0-      23,000       491,484         876
John P. Cunningham  Executive Vice President        1996  375,000    250,000  123,709   14,500        40,800         -0-
                     and Chief Financial Officer(4)
Ralph F. Hake       Senior Executive Vice           1996  319,750    277,000   -0-      17,500        24,480       4,092
                     President, Operations(3)       1995  306,000     91,800   -0-      15,000       274,358       4,092
                    Executive Vice President,       1994  286,667    259,400   -0-      13,000       271,848       3,341
                     North American Appliance Group
Ronald L. Kerber    Executive Vice President        1996  314,333    157,500   -0-      16,000        32,640       6,774
                     and Chief Technology           1995  301,833    151,000   -0-      12,500       143,440       6,198
                     Officer                        1994  275,500    275,500   -0-      11,000       253,169       5,437

-------
(1) The amounts represent payouts under long-term, equity-based compensation programs based on long-term financial performance and stock price appreciation as described under the caption Long-Term Incentives beginning on page 11.
(2) Amounts represent group term life insurance premiums.
(3) On February 18, 1997, Mr. Marohn was elected Vice Chairman of the Board and Mr. Hake was elected Senior Executive Vice President, Operations.
(4) Mr. Cunningham joined the Company in December 1995. The amount shown in the "Other Annual Compensation" column represents primarily relocation expenses.

STOCK OPTION GRANTS AND RELATED INFORMATION

The table below provides information on grants of stock options during 1996 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                             OPTION GRANTS IN 1996
                       ASSUMED STOCK PRICE APPRECIATION

                                                                              POTENTIAL REALIZABLE VALUE
                                                                                AT ASSUMED ANNUAL RATES
                                                                              OF STOCK PRICE APPRECIATION
                                   INDIVIDUAL GRANTS IN 1996                  FOR 10-YEAR OPTION TERM(1)
                          ------------------------------------------------ ----------------------------------
                          NUMBER OF
                          SECURITIES  % OF TOTAL
                          UNDERLYING   OPTIONS
                           OPTIONS    GRANTED TO  EXERCISE      EXPIRATION
NAME                       GRANTED   EMPLOYEES(2) PRICE(3)       DATE(4)   0%      5%(5)           10%(6)
----                      ---------- ------------ --------      ---------- --- --------------  --------------
David R. Whitwam              70,000     5.59      $50.44        6-18-06     0 $    2,220,501  $    5,627,186
William D. Marohn             29,000     2.31       50.44        6-18-06     0        919,922       2,331,263
John P. Cunningham            14,500     1.15       50.44        6-18-06     0        459,961       1,165,631
Ralph F. Hake                 17,500     1.39       50.44        6-18-06     0        555,125       1,406,796
Ronald L. Kerber              16,000     1.27       50.44        6-18-06     0        507,543       1,286,214
All Optionees(7)          *1,251,600      --       *50.44(Avg.)    *2006           39,702,491     100,610,367
All Stockholders                 N/A      N/A      N/A               N/A       $2,382,503,967  $6,037,517,281
All Optionee Gain as a %
 of All Stockholder Gain                                                                  1.6%            1.6%

--------
(1) Potential pre-tax realizable value is based on the assumption that the stock price appreciates from the exercise price at the annual rates of appreciation shown in the table over the option term (10 years). This is a theoretical value. The actual realized value depends on the market value of the Company's stock at the exercise date. All calculations are based on shares outstanding as of December 31, 1996.
(2) Based on 1,251,600 options granted to all employees in 1996.
(3) Fair market value on the date of grant.
(4) Options generally become exercisable in installments of 40% one year after the date of grant, 40% after two years and 20% after three years, with all options becoming exercisable upon a Change in Control as defined in the 1996 Omnibus Stock and Incentive Plan stock option contract. A Change in Control is defined to include the acquisition by any person or group of 25% or more of the Company's voting securities, a change in the composition of the Board such that persons who constituted the Board on January 1, 1992 (the "Incumbent Board") or persons who were approved by a majority of such Board members, or their successors, cease to constitute a majority of the Board and approval by the stockholders of an acquisition or liquidation of the Company.
(5) Per share price of Common Stock would be $82.16 assuming no stock splits or stock dividends.
(6) Per share price of Common Stock would be $130.83 assuming no stock splits or stock dividends.
(7) No gain to the optionees is possible without an increase in the Common Stock price.

  *1,246,600 shares granted 6-18-96 @ $50.44--expiration date 6-18-06
  *5,000 shares granted 9-12-96 @ $50.31--expiration date 9-12-06

STOCK OPTION EXERCISES AND HOLDINGS

The table below provides information on shares underlying options exercisable at the end of 1996 and options exercised during 1996 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

            AGGREGATED OPTION EXERCISES AND YEAR-END VALUE FOR 1996

                                 SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-
              SHARES           UNEXERCISED OPTIONS HELD  THE-MONEY OPTIONS HELD AT
             ACQUIRED             AT FISCAL YEAR END          FISCAL YEAR END
                ON     VALUE   ------------------------- -------------------------
   NAME      EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----      -------- -------- ----------- ------------- ----------- -------------
David R.
 Whitwam        -0-        -0-   123,300      105,000     $598,040        -0-
William D.
 Marohn         -0-        -0-    60,640       46,800      203,970        -0-
John P.
 Cunningham     -0-        -0-     6,000       23,500          -0-        -0-
Ralph F.
 Hake         7,000   $161,545    26,400       29,100          -0-        -0-
Ronald L.
 Kerber         -0-        -0-    36,800       25,700      192,160        -0-

The Company has agreements with its executive officers which provide severance benefits if, within two years following a Change in Control, the executive officer's employment is terminated (other than by reason of death or retirement) either by the Company (other than for cause (as defined) or disability) or by the officer for good reason (as defined). Benefits include continuation of salary for at least 90 days after notification of termination of employment, severance pay equal to 2.9 times includible compensation (generally, average annual gross income from the Company for the five years preceding the Change in Control) and under certain circumstances, continued participation for up to three years in the 401(k) Plan and in retirement, insurance and other employee benefit plans. The agreements may be terminated at the end of any year upon 90 days notice, but not for 24 months after a Change in Control. A Change in Control is defined to include the acquisition by any person or group of 25% or more of the Company's voting securities, a change in the composition of the Board such that the Incumbent Board or persons who were approved by a majority of such Board members or their successors on the Incumbent Board cease to constitute a majority of the Board and approval by the stockholders of an acquisition or liquidation of the Company.

The Company's non-contributory defined benefit retirement plan (the "Retirement Plan") covers substantially all of its U.S. based salaried employees. Upon reaching the normal retirement age of 65, each vested participant is eligible to receive monthly installments for life equal to 2% of annual base salary, averaged over the 60 consecutive calendar months during which pay was highest out of the last 120 months completed before age 65, for each year of credited service (up to a maximum of 30 years). For participants with five or more years of service reduced benefits are payable upon early retirement or termination of employment after 55. For five years following a Change in Control, the Company may not terminate the retirement plan or amend or merge it with another plan in a manner which would reduce benefits. If the Retirement Plan is terminated (including a termination by operation of law) during this five-year period, any assets held under the plan in excess of the amount needed to fund accrued benefits would be used to provide additional benefits to plan participants. The Company also has supplemental retirement plans which (i) provide to certain employees, including executive officers, additional benefits generally similar to those under the Retirement Plan but based upon an average of the five highest total amounts of bonuses paid from the Company's bonus plans during the ten years prior to retirement and (ii) maintain benefits at the levels set forth in the table below which are otherwise limited under the Retirement Plan by the Employment Retirement Income Security Act of 1974.

RETIREMENT BENEFITS

The following table sets forth the estimated annual pension benefits payable under the Retirement Plan and supplemental plans (as described above) upon retirement at age 65 after selected periods of service.

              ESTIMATED ANNUAL PENSION BENEFITS AT AGE 65*
              --------------------------------------------
  COVERED      5 YEARS   10 YEARS   15 YEARS   20 YEARS   25 YEARS    30 YEARS
COMPENSATION   SERVICE   SERVICE    SERVICE    SERVICE     SERVICE     SERVICE
------------   -------   --------   --------   --------   --------    --------
 $  600,000    $60,000   $120,000   $180,000   $240,000   $ 300,000   $ 360,000
    800,000     80,000    160,000    240,000    320,000     400,000     480,000
  1,000,000    100,000    200,000    300,000    400,000     500,000     600,000
  1,200,000    120,000    240,000    360,000    480,000     600,000     720,000
  1,400,000    140,000    280,000    420,000    560,000     700,000     840,000
  1,600,000    160,000    320,000    480,000    640,000     800,000     960,000
  1,800,000    180,000    360,000    540,000    720,000     900,000   1,080,000
  2,000,000    200,000    400,000    600,000    800,000   1,000,000   1,200,000

--------
* The amounts set forth in the table are on the basis of a straight life annuity and are not subject to reduction for Social Security benefits or other payments. The maximum number of years of service for which pension benefits accrue is 30. Messrs. Whitwam, Marohn, Cunningham, Hake and Kerber had approximately 29, 33, 1, 10 and 6 years, respectively, of eligible service at December 31, 1996, and their covered compensation under the plans for 1996 was equal to the base salary and bonus set forth in the Summary Compensation Table.

COMPENSATION OF DIRECTORS

Directors who are not employees of the Company are paid an annual fee of $24,000 and $1,000 for each Board and committee meeting attended ($1,500 if chairperson). A nonemployee director may elect to defer any portion of director compensation until he or she ceases to be a director, at which time payment is made in a lump sum or in monthly or quarterly installments. Interest on deferred amounts accrues quarterly at a rate equal to the prime rate in effect from time to time. Each director may elect to relinquish all or a portion of the annual fee, in which case the Company may at its sole discretion then make an award of up to $1 million to a charitable organization upon the director's death. Under the program, the election to relinquish compensation is irrevocable and the Company may choose to make contributions in the director's name to as many as three charities. Each director may also elect to have a portion of the annual fee used to purchase term life insurance in excess of that described in the next paragraph.

Each nonemployee director, following retirement from the Board at age 70, or earlier if approved by the Board, receives a monthly retirement benefit of one-tenth of the annual director's fee in effect at the time of such retirement, for a period of months equal to such director's months of service (not to exceed 120). This benefit is paid in a lump sum or on a monthly or quarterly basis at the election of the director. The Company provides each nonemployee director who elects to participate with term life insurance while a director in an amount equal to one-tenth of the annual director's fee times the same number of months and a related income tax reimbursement payment. The Company also provides each nonemployee director with travel accident insurance of $1 million with the premiums paid by the Company and directors are reimbursed for the related income tax. For evaluation purposes, appliances sold by the Company, are made available to each nonemployee director for use at home, and the director receives an income tax reimbursement payment to compensate for any additional tax obligation. The cost to the Company of this arrangement in 1996 (based on distributor price of products and delivery, installation, and service charges) did not exceed $19,000 for any one nonemployee director or $37,000 for all nonemployee directors as a group.

The Company also has a Nonemployee Director Stock Ownership Plan. This plan provides, effective on the date of each annual stockholders meeting, for an automatic grant to each nonemployee director of 400 shares of Common Stock and an option to purchase 600 shares of Common Stock if the Company's earnings from continuing operations for the immediately preceding year increased by at least 10% over such earnings for the prior year. The exercise price under each option is the average fair market value (as defined) of the Common Stock for the third through fifth trading days after the public release of the Company's earnings for such prior year. Such options may be exercised for 20 years after issuance (except that they must be exercised within two years after ceasing to be a director and within one year after the death of the director). The exercise price may be paid in cash or Common Stock.

HUMAN RESOURCES COMMITTEE REPORT ON COMPENSATION AWARDS

The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation for 1996:

Whirlpool Corporation is dedicated to global leadership and to delivering superior stockholder value. The Company believes attaining these objectives will result in significant stockholder value creation during the 1990s and beyond.

Whirlpool's executive compensation philosophy is designed to support the attainment of these objectives by attracting and retaining the best possible management talent and by motivating these employees to achieve business and financial goals which create value for stockholders. The philosophy is centered around the following three points:

  . Compensation should be incentive driven with both short- and long-term focus;

  . More pay should be at risk than with the average company (i.e., lower base salaries with higher incentive rewards for outstanding performance); and

  . Components of compensation should be tied to increasing stockholder value.

The Committee is responsible for the design, administration and effectiveness of the compensation plans for management employees, including senior executives.

SALARY

Salary levels and salary increase guidelines are based on competitive market reviews conducted with the assistance of outside consultants. Comparison companies are blue chip companies that are similar to the Company in a variety of respects, such as companies that compete with the Company; tend to have national and international business operations; or are similar in sales volumes, market capitalizations, employment levels, lines of business, and business organization and structure. This group ("peer group") of companies is used to define the market for each component of pay as well as total compensation. The peer companies chosen for the competitive market review are not entirely the same as those that comprise the S&P Household Furniture and Appliance Group shown in the Performance Graph because the Committee believes that the Company's most direct competitors for executive talent are not necessarily limited to the companies included in the published industry index. Base salary for Mr. Whitwam and other executive officers is targeted such that the midpoint of the salary range is approximately 90% of the base salaries of officers in the peer group companies. Base salary increases for the year ranged between 2.8 and 10.0% for the named executive officers. Mr. Whitwam received a 2.8% salary increase on January 1, 1996. The increases reflected both moves in market salaries as well as the executives' individual performance (as discussed below) against specific objectives. With respect to Mr. Whitwam's individual performance objectives during 1996, the Committee assessed his performance in the areas of leadership, managerial and organizational effectiveness, value creation, the Corporation's overall financial performance and executive talent development. On balance the Committee determined that Mr. Whitwam had achieved his objectives in these areas except in the case of the Corporation's overall financial objectives. No specific weight was attributed to any specific objectives in determining the base salary increases for Mr. Whitwam and the other executives.

ANNUAL INCENTIVE COMPENSATION

The Performance Excellence Plan ("PEP") provides all regular full-time exempt employees with an annual incentive designed to focus their attention on stockholder value creation, drive performance in support of this goal and other business goals, and reflect individual performance (except for designated executive officers). Target awards ranging from 10% to 100% of base salary are established by the Committee.

For the 1996 fiscal year the primary financial performance measures were return on equity ("ROE") and return on net assets based on the Committee's belief that improving such measures correlates to increasing value to stockholders. The Committee has the discretion to adopt performance goals in place of or in addition to those disclosed above.

Except for designated executive officers, achievement of individual performance goals is a factor in determining PEP payouts. Financial performance and individual performance are utilized in calculating final awards. For employees who are not executive officers, the maximum bonus using this formula is 2.25 times incentive target.

Unlike other employees, individual performance cannot be recognized under PEP for designated executive officers because of Section 162(m) of the Internal Revenue Code (discussed further at the end of this report). Because the Committee strongly believes that individual performance assessment has been and will continue to play a critical role in driving the Company's successful performance, the Committee adopted in 1994 the Executive Officer Bonus Plan ("EOBP") which provides the Committee with discretion to grant bonus payouts to designated executive officers in recognition of strong individual performance. In 1996, only Messrs. Whitwam and Marohn were designated as executive officers for purposes of PEP and eligible to participate in the EOBP.

The PEP plan is designed to provide total direct compensation that is 10% above the median of the peer group when the target level of stretch performance is achieved. The plans utilized for designated executive officers are designed to achieve the same compensation objective.

A PEP payout was made to Mr. Whitwam for 1996 because ROE exceeded the threshold level set for him by the Committee at the beginning of the year. The financial performance measures used to determine PEP payouts for Messrs. Whitwam, Marohn, Cunningham and Kerber were based 100% on ROE. The PEP payout for Mr. Hake was based 50% on ROE and 50% on business unit results. No awards were made under the EOBP for 1996.

LONG-TERM INCENTIVES

Our long-term incentive programs are comprised of stock options, the Executive Stock Appreciation and Performance Program and the Career Stock Plan, all pursuant to the Company's 1996 Omnibus Stock and Incentive Plan which was approved by stockholders in 1996. Grants under both the stock option and Executive Stock Appreciation and Performance programs are typically made each year. The long-term incentive programs are intended to provide rewards to executives only if significant additional value is created for stockholders over time. Further, these stock-based plans are designed to encourage a significant ownership interest in the Company, to help assure that the interests of the executives are closely aligned to those of other stockholders and to provide incentives for the executives to remain with the Company.

STOCK OPTIONS--Option grants in 1996 were made based on our analysis of competitive award sizes, along with adjustments reflecting individual performance as evaluated by the Committee with respect to the Chief Executive Officer, and by the Chief Executive Officer as approved by the Committee with respect to the other four named executive officers. In making final awards, the Committee considered the optionee's scope of responsibility and opportunity to affect the Company's future success, strategic and operational goals, individual contributions and the number of options previously awarded and currently held. Grants were calculated based on the fair market value of stock at the time of grant.

Mr. Whitwam's 1996 option grant, as noted in the Summary Compensation Table, was made separately and at the sole discretion of the Committee primarily based on its competitiveness with the marketplace, but also taking into account the Committee's assessment of his individual performance.

EXECUTIVE STOCK APPRECIATION AND PERFORMANCE PROGRAM ("ESAP")--ESAP provides senior management with incentives to significantly improve the long-term performance of Whirlpool and increase stockholder value over time. The compensation opportunities under the Program are tied directly to the financial performance of Whirlpool over a preset period, normally three-year periods beginning each January 1. In combination with other elements of compensation, award sizes are designed to provide competitive total compensation that exceeds the market by approximately 10% when stretch target performance is met. Payouts are based on achieving certain ROE targets over the performance period. During 1996 no grants were made under this program. For the cycle that began in 1994 and ended in 1996, Whirlpool performance, using ROE, was below the threshhold established at the beginning of the performance cycle. As a result, there were no payouts during 1996.

CAREER STOCK PLAN--In 1996, the Career Stock Plan (the "Plan") was established pursuant to the Company's 1989 Omnibus Stock and Incentive Plan and is currently administered pursuant to that plan. Under the Plan, one-time grants of phantom stock were awarded to select key executives as a means of retaining those executives and encouraging long-term employment. Recipients and award sizes were based on subjective determinations relating to a broad range of factors. The shares do not represent an equity interest in the Company and no voting rights attach to the shares until and unless they are distributed to the participant. The value of a share of Career Stock on any given date is equal to the fair market value of a share of Common Stock on that date. Recipients of Career Stock will receive one share of Common Stock for each share of phantom stock on a one-for-one basis upon retirement after attaining the age of 60 and subject to certain non-competition provisions in the contract. Phantom career stock dividends are invested in additional phantom shares to be awarded in the same manner as the original awards. Neither Mr. Whitwam nor Mr. Marohn are participants in this program.

OWNERSHIP GUIDELINES

In 1995, management adopted with the Committee's approval, stock ownership guidelines to support the objective of increasing the amount of stock owned by the most senior group of executives (approximately 100 individuals). The guidelines for stock ownership are based on an individual's level in the organization and range from seven times base salary for the CEO to one times base salary for other executives. Currently, ownership by Mr. Whitwam and the other executive officers exceeds their guidelines.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

The Internal Revenue Code imposes a $1 million deduction limit on compensation paid to executives named in the compensation section of the proxy statements of public companies, subject to certain transition rules and exceptions for non-discretionary performance based plans approved by stockholders.

The Committee intends to preserve the tax deductibility of executive compensation to the extent practicable while focusing on consistency with its compensation policies, the needs of the Company and stockholder interests.

The Committee retains the discretion to reward strong individual performance of designated executive officers under the EOBP. The Committee believes this ability to exercise discretion is in the best interest of the Company and its stockholders and outweighs the need to qualify the EOBP so that amounts paid from this plan are exempt from the deductibility limits of Section 162(m). Accordingly, pay for individual performance under the EOBP will generally not qualify under Section 162(m), and may not be fully deductible.

SUMMARY

We, the Human Resources Committee of Whirlpool, believe a strong link exists between executive pay and performance at Whirlpool.

  Mr. Robert A. Burnett (Chairman)
  Mr. Allan D. Gilmour
  Mr. Arnold G. Langbo
  Dr. Paul G. Stern

PERFORMANCE GRAPH

The graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of Standard & Poor's ("S&P") Composite 500 Stock Index and the cumulative total return of the S&P Household Furniture & Appliance Group Index for the years 1992 through 1996.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                    WHIRLPOOL CORPORATION, S&P 500 INDEX AND
                   S&P HOUSEHOLD FURNITURE & APPLIANCE GROUP

                             [GRAPH APPEARS HERE]


                 12/31/91 12/31/92 12/31/93 12/31/94 12/31/95 12/31/96
----------------------------------------------------------------------
  Whirlpool       100.00   117.92   179.31   138.62   150.55   135.41
----------------------------------------------------------------------
  S&P 500         100.00   107.61   118.41   120.01   164.95   202.73
----------------------------------------------------------------------
  S&P Household   100.00   112.60   162.05   132.42   161.29   149.28


Assumes $100 invested on December 31, 1991 in Whirlpool Common Stock, S&P 500 and S&P Household Furniture & Appliance Group.
--------
* Cumulative total return is measured by dividing: (1) the sum of (a) the cumulative amount of the dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between share price at the end and the beginning of the measurement period by (2) the share price at the beginning of the measurement period.

MISCELLANEOUS

The expenses of this proxy solicitation will be paid by the Company. The Company expects to pay fees of approximately $9,000, plus certain expenses, for assistance by Georgeson & Company Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers and employees of the Company and by Georgeson & Company Inc. personally and by mail, telegraph, telephone, or other electronic means.

If any nominee named herein for election as a director is not available to serve, the accompanying proxy may be voted for a substitute person. The Company expects all nominees to be available and knows of no matter to be brought before the meeting other than those referred to in the accompanying notice of meeting. If, however, any other matter properly comes before the meeting, it is intended that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

AUDITORS

Representatives of Ernst & Young LLP, the Company's auditors, are expected to be present at the Annual Meeting to respond to questions and may make a statement if they so desire.

STOCKHOLDER PROPOSALS

Any proposal which a stockholder intends to present at the annual meeting of stockholders in 1998 must be received by the Company by November 14, 1997 in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

 It is important that your stock be represented so that the presence of a quorum at the meeting may be assured. Accordingly, whether or not you expect to attend in person, please sign and date the enclosed proxy and mail it PROMPTLY in the enclosed envelope. Your postage is prepaid if mailed in the United States.

   -                                                                      -

PROXY                                                                      PROXY
                             WHIRLPOOL CORPORATION
                             ADMINISTRATIVE CENTER
                                 2000 M63 NORTH
                       BENTON HARBOR, MICHIGAN 49022-2692

 The undersigned hereby appoints David R. Whitwam, William D. Marohn and Daniel
F. Hopp, and each of them, proxies, with power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of Whirlpool Corporation which the undersigned is entitled to vote, at the annual meeting of stockholders to be held on April 15, 1997 and at any adjournment thereof, with all the powers the undersigned would possess if present, with respect to the election of directors and such other business as may properly come before this meeting.

 THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS AS MAY BE GIVEN ON THE REVERSE SIDE OF THIS PROXY CARD. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS CARD, AND IN THE PROXIES' DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE VOTE, SIGN THIS PROXY AS INDICATED BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

   -                                                                      -

   -                                                                       -

                            WHIRLPOOL CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. (X)

[                                                                              ]

  1. Election of Directors
     Nominees: Gary T. DiCamillo, Kathleen J. Hempel, Arnold G. Langbo and
               Philip L. Smith

               ________________________________________________________________
               (Except nominee(s) written above.)

                    For All
     For  Withheld  Except
     ( )    ( )       ( )

  2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     For  Against  Abstain
     ( )    ( )      ( )

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

               Dated: ______________________________ , 1997

     Signature(s)__________________________________________

     ______________________________________________________
     PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) ON THIS
     PROXY. JOINT OWNERS, TRUSTEES, EXECUTORS, ETC. SHOULD
     INDICATE CAPACITY IN WHICH THEY ARE SIGNING.

   -                                                                       -